ABCD — Cambium Learning Group, Inc.
Q3 2011 Earnings Conference Call
Tuesday, November 8, 2011 5:00 p.m. ET

Officers

Brad Almond; Cambium Learning Group, Inc.; CFO

Ron Klausner; Cambium Learning Group, Inc; CEO

David Cappellucci; Cambium Learning Group, Inc.; President

Analysts

Paul Condra; BMO Capital Markets; Analyst

Andrew Finkelstein; Barclays Capital; Analyst

A.J. Guido; GoldenTree Asset Management; Analyst

Presentation

Operator: Good afternoon, and welcome to the Cambium Learning Group 2011 third-quarter earnings conference call. All participants will be in a listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Brad Almond. Please go ahead

Brad Almond: Thank you, Operator. Again, my name is Brad Almond. I’m Cambium Learning Group’s Chief Financial Officer. I’m joined on the call today by Ron Klausner, our Chief Executive Officer, and David Cappellucci, the Group’s President. Ron has some prepared remarks and I will follow Ron with an overview of our financial results through September 30, 2011. Ron, Dave, and I will be available for questions after our prepared remarks.

Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and our Form 10-Q to be filed in the coming week. Cambium Learning Group does not undertake any duty to update these statements whether as a result of new information, future events, or otherwise.

On today’s call certain financial results will be presented on an adjusted basis. The adjustments are made primarily to remove the impact of the December 8, 2009 merger, including items such as the costs of the transaction, integration costs, noncash items, and adjustments to revenue made for purchase accounting. Adjusted items mainly impact our 2010 results. Our GAAP results for 2011 and onwards will have less of these adjustments. These adjusted measures are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company, and provide investors with the same view of the combined companies’ operations as those measures used by Management. Reconciliations of these figures to GAAP are included in our press release schedules which can be found on our corporate website, cambiumlearning.com, and our Form 10-Q to be filed with the SEC.

A transcript and webcast of today’s call will also be available on the Company’s corporate website.

Let me now turn the call over to Ron

Ron Klausner: Thank you, Brad, and thanks for joining us today. On today’s call I will provide details on the Company’s third-quarter performance. I will then turn the call back over to Brad, who will share information on our 2011 third-quarter financial results.

Company Performance

In the third quarter of 2011 overall order volume for Cambium Learning Group was down 8% compared to Q3 2010 and for the first nine months is up by 1% compared to 2010. By business unit for the nine months ended September 30, 2011 Sopris was up 12%, Cambium Learning Technologies was up 14%, and Voyager was down 8%.

While I’m disappointed with our total Company third-quarter order volume, there are successes to build on. And as I mentioned on our last call, I caution placing too much emphasis on any three-month period. In my judgment, a more accurate perspective is analyzing trends and the steps we’ve taken to position ourselves for success.

Taking a step back, we’ve been a merged company for almost two years now. Mergers often fail and one common cause is a failed or incomplete integration. That phase and that risk are essentially behind us. We successfully integrated the two companies with speed and simplicity, and in the process achieved synergies driving annualized savings of $10 million in 2010 and we held on to these merger savings in 2011.

After this initial merger integration begins a phase to optimize the combined operation. This year we began efforts to redesign and reengineer certain operational areas, including the warehouse and logistics, implementation, overhead and procurement of materials and royalties. In 2012 I’ve set a target to reach an annualized savings of $6 million.

More important than our internal merger, we are in an industry that is in a transformational period. In my judgment our readiness is high. The key to any transformation is making the right investments without crashing earnings, which in my view we have successfully done. What do I mean by the industry is in a transformational period? Obviously, funding continues to be tight and with the end of essentially all of the ARRA funding, there is even greater pressure on states and districts to manage and, in many places, reduce costs.

The funding challenges for the industry are evident. According to a leading K-12 association, pre-K-12 net sales through August 2011, which is the most current data published, are down 16% versus the same period in the prior year. Lower per-student price offerings and technology-enabled solutions with particular focus on student-directed learning continues to increase. Choice in the form of charter schools and, to some extent, vouchers are growing rapidly and accountability continues to evolve with more teacher accountability based on student outcomes.

How have we responded? First, we continue to invest significant amounts of our free cash flow in developing new capabilities, with total R&D expenditures representing approximately 10% of revenues over the last 12 months. Over the last few years, we have shifted the majority of this investment to technology-based offerings and we now spend roughly 70% of the total R&D spend towards technology capabilities. We have made major bets in student-directed learning and assessments. As a result and as further evidence of the need to continue investing in this area, the technology-enabled solutions have been our growth engine. Year to date in 2011, order volume from the tech-enabled standalone products has increased 15%. Technology-enabled solutions now represent 40% of our business for the first nine months of 2011.

We continue to diversify our portfolio with less dependency on Voyager early literacy intervention, which represented approximately 31% of our business in 2009 and now represents 23%. Voyager’s early literacy sales were fueled by Reading First funding. At its peak we estimate that annually we received more than $50 million in sales from Reading First funding. The Reading First funding source was eliminated and over time we have had many customer decreases as a result and had to mitigate this major declination with new and enhanced offerings.

As a snapshot of how far we’ve come from the days of heavy reliance on Reading First and early literacy, math now represents approximately 20% of our business, services 10%, and adolescent literacy 22%. In addition, we continue to gain ground through e-commerce sales, which account for approximately 5% of our business.

Diversification also comes in the form of customer diversity. Currently we sell and service approximately 87 of the top 100 school districts and find that districts continue to value student efficacy, our distinct service and blended model of teacher-led instruction, computer-directed learning and measurement.

Weathering these economic and funding cycles relies heavily on that diversity of products, funding sources, and customers. In my view our ability to weather it reasonably well in 2010 and to date in 2011 was the result of actions and investments we took years ago. However, we are far from finished with the transformation of our business.

Since the merger, one of our strategies has been to leverage our platform and infrastructure through acquisition. As a start to that strategy, we acquired Class.com last month.

Acquisition of Class.com

Class.com provides high quality, online courses, primarily to at-risk students. According to the International Association for K-12 Online Learning the use of online courses is expected to grow at an estimated 20%-plus over the next 5 years as distance learning is further embraced. The online course enrollment is approximately 1.5 million to 2 million students, with an order volume of a little more than $1 billion, including virtual school tuition revenue.

Our strategy is to position Class.com as the brand of choice for at-risk students. We do not intend to compete in the general courseware area. Two positive aspects of Class.com are our ability to serve students in grades 9 to 12, which is currently a gap in our product line, and our ability to offer student- and teacher-directed mastery-based capabilities which is dependent on proficiency acquisition and not based on seat time in a class.

Our track record in scaling acquisitions is excellent. For example, ExploreLearning and Learning A-Z have grown 20-plus-fold since being acquired 6 years ago. And we believe we can replicate that with Class.com initially as a low-cost, student-directed learning model and then selling premium products with a master teacher through our school accreditation, Lincoln National Academy. Class.com focused on wholesale sales (providers who sell the courses), while we intend to sell to states, schools, and districts by leveraging our ability to scale sales, marketing, development, and service. Our brand should serve us well as we arguably provide the best efficacy for at-risk students.

Now, Brad.

Brad Almond. Thanks, Ron.

I’m going to focus on year-to-date results for our first nine months. Clearly it has been a tumultuous year in K-12 education publishing. As we have mentioned, business visibility concerning funding availability and timing has been a tremendous challenge. Our order volumes have been up slightly versus prior year, but revenue recognition has lagged order volume due to a shift in the mix of our business to technology and service sales. Spending has been relatively flat versus prior year, but there has been a continued shift towards the areas which are growing.

To date, we have an adjusted EBITDA decline of $3 million entirely due to the revenue delay. Cash flow has been strong and, as a result, the balance sheet is in a position to enable our strategy of acquisitions as one element of growth. So let’s go into a bit more detail regarding these areas.

Year-to-date order volume is still slightly ahead of prior year, by 1%. Investments made in CLT and Sopris have helped these units grow at 14% and 12%, respectively. Inside Voyager the service offerings have done well, growing at 52% versus prior year. Offsetting these gains has been Voyager product orders, which have declined 13%. While total order volume is up slightly, the adjusted revenues are lower for the first nine months of 2011 versus the same period in 2010 by $3 million, or 2%.

This difference between order volume change and revenue is caused by a shift in the mix of the business. More sales of online subscription-based products and services means a delay in the revenue recognized, as the subscriptions are recognized ratably and the services recognized as they are delivered. As a result, we have seen a corresponding increase in our deferred revenue balances.

This mix shift away from some print-based products to more technology and services has had an impact on our margins as well. Over time, we expect margins to increase as the mix shifts to greater technology-based sales. Year to date our gross margin has increased on a GAAP basis by 2 percentage points, but that has been attributed mainly to a decline in amortization expense. On an adjusted basis, which excludes the amortization of intangibles and prior-year integration costs, we have seen the gross margin percentage stay flat for the first nine months of 2011 versus 2010. This is an improvement over the first half of 2011 where we had experienced a decline versus the prior year.

As we seek to operate more efficiently and as we see a greater percentage of the business move to technology-based offerings, which have higher margins, we expect to increase gross margins. The reasons the margins are flat is the delay in recognition of the technology revenues and the increase in services revenues, which have lower margins.

Spending below the gross margin on a GAAP basis for R&D, selling and marketing, and general and administration has declined by $2.6 million, mainly from the absence of one-time integration costs that we incurred in 2010. On an adjusted basis, the spending in those three areas has been flat versus prior year. We have shifted spending from Voyager and corporate overhead by decreasing these two areas by almost $3 million, and we have increased spending in the higher growth areas of Sopris and CLT by an equal amount, with CLT, Cambium Learning Technologies, receiving the majority of that increase. In all, we have seen adjusted EBITDA decline by $3 million as a result of a $3 million decline in revenue caused by an increase in the deferred revenue, a flat gross margin percentage, and flat spending below the gross margin.

Cash flow generation remains strong. From our nine-month adjusted EBITDA of $38 million we have generated $26 million in cash flow from operations. As the business is seasonal and the accounts receivable balance remains high, we would expect cash flow conversion from EBITDA to improve between now and the end of the year.

Because of this cash conversion to date and the additional $20 million equity infusion from our majority shareholder, we have almost $54 million in cash and cash equivalents on the balance sheet as of September 30, 2011 compared with $12 million at the beginning of the year. Additionally, we have not used any of our asset-backed revolver, which had $32 million available on September 30, 2011. In all, we have a very liquid balance sheet with which to continue our strategy of acquisitions.

We have made one such acquisition on October the 6th, with the addition of Class.com. Ron referred to this acquisition in his comments in terms of strategic fit. I will provide some additional information on the financial elements of the transaction. The numbers I’m about to present are from Class.com financial records before the acquisition date. They have not been audited. Please keep in mind that we will apply GAAP purchase accounting to the assets and liabilities we purchased, which will result in the reduction in the fair market value of the deferred revenue balances. This will reduce future revenue recognition from the deferred revenue balances when we begin reporting our results with Class.com starting in the fourth quarter.

We acquired certain assets and assumed certain liabilities of Class.com for approximately $4.5 million. The last 12 months revenues were $4 million for Class.com. However, the last 12 months subscription orders totaled $2.2 million. The deferred revenue balance at closing and before being subject to purchase accounting treatment was $1.3 million. There are 21 employees of Class.com who have now joined the Cambium team.

In the fourth quarter we do not expect the acquisition to be accretive on an EBITDA basis due to the planned reduction in the deferred revenue balance from purchase accounting treatment. On a cash flow basis we would expect that the acquisition would also not be cash accretive in Q4 as it is seasonally at a low point in their sales cycle. Our expectation is that the acquisition is cash and EBITDA accretive in 2012.

Let me close with some observations on Q4. While we do not intend to provide specific year-end guidance given the magnitude and number of transactions left to close, we do believe that replicating the success we had in Q4 2010 is very unlikely. Q4 2010 was a record-setting quarter. While we have maintained an order volume year to date similar to last year, we have experienced significant pressure on the sale of the Voyager print-based products in Q3. We expect this pressure to continue and worsen to the end of the year at least. In light of this expectation regarding the fourth quarter, we believe that matching EBITDA full year over the prior year is highly unlikely.

And, with that, we’d like to turn the call over to the Operator for questions.

+++q-and-a

Operator: (Operator Instructions) Paul Condra; BMO Capital Markets.

Paul Condra: I just wanted to ask, could you give us for the third quarter what was the revenues by reporting unit, and then maybe also the volume, just for the third quarter?

Brad Almond: Let me get you the revenue by business unit in just a minute here, adjusted revenues. Give us one second. And when you say volume, what are you referring to?

Paul Condra: I think the press release just had the nine-month year to date.

Brad Almond: Okay, also for the quarter. Let me do the order volume first; bear with us here. So by business unit, in the third quarter the Voyager unit, the order volume was down 20%, again, driven mainly by product. Services were actually up 10%; the product was down enough to offset that, bringing it to 20% down. The Sopris unit was up by approximately 1%. And the Cambium Learning Technologies group was up by 18%. So those are your volumes for Q3.

Paul Condra: Okay, great.

Brad Almond: Next question is your nine months adjusted revenues by business unit?

Paul Condra: Actually, just the third quarter if you have it.

Brad Almond: Third quarter? I do have that, actually. Voyager was $31.2 million; Sopris was $9.6 million; Cambium Learning Technologies is $12.4 million; total $53.1 million.

Paul Condra: Okay, great. I just thought I’d ask generally, when the ARRA funds ran out, did you notice any kind of definite stoppage of interest from your clients or anything? Was there something that you noticed specifically when those funds dried up?

Ron Klausner: Yes. We have seen, especially on smaller orders, not having the kind of activity and we also see the activity to close in on the bigger deals is taking many more touch points.

Paul Condra: Okay. And then maybe just a couple comments about your hiring for — your sales hiring. And then I’ll just leave it at that.

Ron Klausner: I’m going to redirect that to Dave.

Dave Cappellucci: Yes. Just a little bit more specifically?

Paul Condra: Well, you had mentioned you’re adding headcount in the last quarter, so I’m wondering if this is still strategy.

Dave Cappellucci: Yes. Sort of less so in the Voyager unit, so I think we right now feel like we have the right-sized number for the sales territories. Certainly on the CLT side there has been some additions. And the way we look at territories we try to keep them certainly focused on the products they’re selling and smaller if at all possible. But we really put those resources out in the field pretty tightly tied to the opportunities that we see out there.

Paul Condra: Okay. Thanks. That’s all I had.

Operator: Andrew Finkelstein; Barclays Capital.

Andrew Finkelstein: A couple questions. One, Brad, if you could just go back to the expenses, the cost of revenues was lower than what we expected. You went through the explanation, but I missed it. Or maybe you could just give us a little bit more color there.

Brad Almond: Well, there’s no doubt they declined a little bit. So as a gross margin percentage we started out the year in Q1 and Q2 behind prior year. And what we had said on the calls was we expected that delta to close between those dates and the end of the year. So now year to date our gross margin is now equal to the prior year. And so what’s happening in that in terms of a mix of what’s occurring is — and the reason it’s still not even better than we would expect it, let me kind of explain that. While we’ve seen improving the margins between beginning of year and end of — and today, because we are seeing an increase of our revenues turning from the technology sector, which has a higher margin. And then what’s putting a little bit of downward pressure on it is the increase in our services business, which has a higher cost. And then delving down a little bit further, we are getting more efficient, as Ron indicated, just in terms of running the entire company.

So you mix all that together we have a lot of things playing on the margin. We would expect the margin to increase over time. The reason we’re flat when by now we’d expect to be improving over prior year is that we have some delayed revenue from technologies and we still have some services which are lower margin. But we’d expect that to catch up and improve as we go forward.

Andrew Finkelstein: Okay. And then just hitting the Voyager print, is there a base level where you think the sales settle out of clients that are replacing, adding materials or a level of new business that you think is achievable now looking at it without whatever stimulus money was in there?

Ron Klausner: You want to take that, Dave?

Dave Cappellucci: Sure. Yes. I think the answer to that is yes, for sure. I wouldn’t be able to give you a precise number, but one sort of trend within Voyager’s performance, both in the quarter and year to date, is we are seeing that the more intensive interventions are holding up far better. So the order volumes are flat, maybe up slightly versus prior year. And we’re seeing a less intensive — so some people call these Tier 2. Those are the ones where we’re experiencing most of the decline. Ron mentioned early literacy, the Reading-First-dependent and driven programs.

Our guess is that in this environment where there’s less funding and customers have to make choices, they are treating the more intensive kids first, which I think probably makes sense. And those that might not be as far behind unfortunately are probably going without or sort of getting less. And that’s a pretty definite trend that we’ve seen in the order volumes for the nine months and the quarter.

Andrew Finkelstein: Right. Maybe you guys can give us an update on your outlook. I know tax revenue on a state level is probably up from the bottom, although the overhang of deficits is huge. And maybe local districts have tried to raise taxes or done what they can do to sort of maintain revenue levels. Where do you think we are in the cycle of funding for education in your products specifically?

Brad Almond: Well, I’ll talk short-term and then I’ll pass it over to Dave to talk more about 2012. And of course we’re not in a position to give specific guidance around 2012. But as we mentioned on the call, at least in the short term in terms of Q4, we did excessively well in Q4 of last year with some significantly large deals. And our insight into Q4 now is that replicating those or replacing them is not going to be possible, or it’s at least going to be extremely unlikely. That’s our short-term view.

Onto the longer-term view in terms of funding stability, I’m going to let Dave answer that.

Dave Cappellucci: Yes. It’s a very good question. If you look back, and you can go all the way back to ‘80, l980, when the recessions and coming out of them had a little bit more predictable curve and shape. Generally there’s about an 18-month kind of shadow effect before you started to really see, or we would as companies, start to see the benefits of that. This one, as you know, this recession seems to be kind of reshaping curves and bit flat coming out of it much more slowly than in the past. So trying to take kind of an 18-month offset from where we’re at as we start to come out of the recession has been a little bit more difficult because of the shape of — we’re just not coming out as an economy as quickly as we have in the prior sort of ‘04, ‘05.

So it’s a little tough to gauge at this point. Minimum’s going to be 18 months. It could stretch longer only because the trajectory has been flat or just up slightly. It’s not looked like prior recessions.

Andrew Finkelstein: Okay. And then, Brad, one last one for you — you just said that this guidance for the fourth-quarter, full-year EBITDA to be — you won’t be able to hit EBITDA less than last year. Is that the rough —

Brad Almond: We believe it’s highly unlikely; that is correct.

Andrew Finkelstein: Right. I mean —

Brad Almond: Last year’s adjusted EBITDA was $55 million last year.

Andrew Finkelstein: Right. I mean, is there any other ballpark you guys can give us that can help?

Brad Almond: Unfortunately we can’t. Similar to last year, there’s a lot of deals going late in the year. Last year was dramatic in terms of the really large deals we did late in the year. Our visibility is good enough to know that, again, replacing those deals with any deals of a similar size is very, very unlikely. But there are still a lot of deals to be had, and a lot of them are, just like last year, pushed until November or December. So any magnitude we could give, the swing could be too significant.

Andrew Finkelstein: Okay. And, sorry, I’ll squeeze one more in, just on the balance sheet side. You said that you guys were going to generate a nice amount of free cash this year. Uses of cash — and of course you’ve got the cash from the stock purchase.

Brad Almond: In line with everything we said before, it’s very similar. It’s really intended for acquisitions. That’s the main intention for it. That’s why we structured the debt the way we did. It’s the way — it’s why we’ve built the cash. So while we’ve done one small one, clearly the roadmap ahead is more acquisitions and likely of greater size.

Andrew Finkelstein: Okay. But still in your tuck-in size that you’ve talked about —

Brad Almond: Yes.

Andrew Finkelstein: $5 million to $10 million, $20 million; I don’t know —

Brad Almond: That’s correct.

Andrew Finkelstein: That’s the number you’ve given us before.

Ron Klausner: That’s correct, Andrew.

Andrew Finkelstein: Okay.

Brad Almond: We said about $5 million to — about $5 million up to $15 million is what we’ve said in the past.

Ron Klausner: That’s the tuck-ins.

Brad Almond: The tuck-ins would be $5 million to $20 million.

Ron Klausner: Yes.

Andrew Finkelstein: Right. Thanks.

Operator: (Operator Instructions) A.J. Guido; GoldenTree.

A.J. Guido: Just so I’m clear, you talked about the technology, the online and the services business which accrues ratably. Is that all cash up front or is the cash payments actually come in ratably, if you can remind me?

Ron Klausner: All up front.

Brad Almond: All up front, right.

A.J. Guido: So when you talk about the decline of $3 million for this quarter and I look at the deferred revenue balance — is that $11.7 million? Is that what it was?

Brad Almond: Let me grab my press release here.

A.J. Guido: I think it is. Or actually, that’s the change.

Brad Almond: No, it’s got to be greater than that. The adjusted — I’m just going to flip to the balance sheet in the press release. There’s a short-term and long-term component. You might have sort of grabbed the short-term. The deferred revenue current is actually $38.7 million.

A.J. Guido: Okay. I’m just trying to reconcile — I mean, because it seems that if that’s the case and you keep growing that segment or those two businesses are actually increasing, then you should have relatively some sort of, I guess, cushion for next year, or just in forward periods because you’re going to have this revenue coming in and you’re not spending anything on it. Is there any way to quantify that or for us to think about that?

Brad Almond: Well, the easiest way is really to just — to grab the deferred revenue balance. That is the cushion. So for example, deferred revenue in the short term we’d recognize $38.7 million of revenue in the next 12 months. So while we are building a cushion, I think the caution I’d give you is that that cushion as a percent of the total business is still not — it’s significant but it’s not the majority. Over time I think that’s going to continue to change. More and more deferred revenue, more and more subscription-based sales, more and more visibility, so right now we’re looking at a deferred revenue balance of $44 million on a total revenue last year north of $190 million. So while it’s getting there, it’s still not quite to the level of saying it’s an enormous predictor of the entire revenue stream. We are still highly driven by the revenue recognized from the immediacy of print-based sales.

A.J. Guido: I guess what I’m trying to reconcile, then, is then how — is that the only thing that accounts for the EBITDA shortfall this quarter? You guys are using it to explain that, but it seems more meaningful than — to me.

Brad Almond: At least year to date through this year, we’ve seen the order volume, which is an early and pretty quick predictor of revenue, being up by 1%. The revenue then is down by 2% or roughly $3 million. The gross margin is flat. The spending is flat. Therefore that entire revenue mix which is sitting in the deferred revenue is driving the EBITDA miss of $3 million. That’s an accurate presentation of the results to date.

A.J. Guido: Okay. But going forward that won’t be the case?

Brad Almond: Well, going forward it’s going to depend more on order volume than anything else. So if we’re not able to replicate the Q4 order volume of last year, therefore the sales and revenue of last year in Q4, then as I mentioned, our ability to match last year’s EBITDA would be very — would be challenging.

A.J. Guido: Okay. So you said you did $55 million last year, so you did $14 million in the fourth quarter, roughly-ish.

Brad Almond: Yes, that’s correct.

A.J. Guido: Okay.

Brad Almond: I’m going to check that really quick so we don’t leave that out there unsubstantiated, but let’s see.

A.J. Guido: $13.9 million or something.

Brad Almond: Well we had done — yes, we had done $41 million EBITDA through the same period last year. We ended up with $55 million, so, yes, we did roughly $14 million in the last quarter.

A.J. Guido: And what’s the major difference between fourth quarter last year and what you’re seeing this year? It sounds like things are still going to the wire, but last year when we talked, you seemed to be more upbeat about what was happening. This year you guys don’t seem so much. If you can provide me any color on that?

Brad Almond: I’ll provide the very high level and then if Dave or Ron want to jump in on more of the micro, that’s great. The biggest difference for us is we did two significantly large deals last year. They totaled $11 million. And we talked about them on our conference call Q4 2010. They were LAUSD and Orangeburg. And, again, our ability to — they were multiyear deals, which we discussed at that time. And so those are not accounts we would expect to replicate this year. And our ability to replicate them in other accounts, either year to date or in Q4, has been difficult. So that is the macro version of what’s different this year versus Q4 of last year.

A.J. Guido: Okay. And then the $54 million in cash. I guess if you just look at it, just your cash flow — if you could even say, do you have an expectation of where you expect to end the year at?

Brad Almond: We do, but that would be too close of an indicator to the EBITDA number, so we’d like to defer on that one. We expect the conversion to increase because accounts receivable is high at around — I think it’s around $30 million. We typically end the year more in the — about half that amount. So we would expect to convert a lot of that to cash, and that will obviously help the cash balance but what will drive it more than anything else is the sales in October and November timeframe. So let me defer on the question in total because it has too easy of a tie to an EBITDA number.

A.J. Guido: Fair enough. Okay. Thank you.

Operator: Andrew Finkelstein; Barclays Capital.

Andrew Finkelstein: I just wanted to follow up on AJ’s question there and, Brad, your answer. You explained the difference between orders and sales through the year. But the Voyager, at least the print business, is down meaningfully. You could — I mean, I don’t know if the way you guys think about is the Sopris and the CLT businesses are offsetting that. But, I mean, that is also the reason for the declines.

Brad Almond: The decline in revenues — first, so you’ve characterized it correctly. The Voyager unit has been down and we have been able to at least through the year, through quarter Q3, we’ve been able to equally offset the declines in Voyager and actually increase total order volume by about 1%. And the impact that has on revenue — Sopris revenue acts a lot like Voyager revenue, mainly a print-based offering. The delay in revenue is mainly attributed to the fact that a lot more orders are coming from our online subscription-based products in CLT. And where Voyager is up, it’s up in services, which are services that will be recognized over the school year which are in large part in Q4 and then some in Q1 of next year.

Andrew Finkelstein: Okay. So I’ll leave that alone. But I guess on the expenses side the other thing I want to fo- — are there deferred expenses or do you guys recognize those when you’re incurring them? Or is there some deferral of expenses also that runs along with the deferred revenue?

Brad Almond: There is some, but I would really characterize them as immaterial in relation to the — and Barbara, our controller, is going to hand me what those amounts are. So we have deferred costs about, let’s say about $4 million of costs have been deferred in association with that $44 million in the deferred revenue, so about 10%.

Andrew Finkelstein: Okay.

Brad Almond: I may have said that wrong, I’m sorry. Oh, you’re right, I’m sorry. I added in prepaids. I’m corrected. It’s $3 million, $2.9 million is the deferred costs.

Andrew Finkelstein: Okay, good.

Operator: There are no further questions at this time. I would like to turn the conference back over to Mr. Almond for any closing remarks.

Brad Almond: I’d just like to thank all of the investors for their time on the call and we look forward to updating you at the end of our fiscal year 2011. Thank you again.

Operator: The conference is now concluded. Thank you for attending today’s event. You may now disconnect.